November 30, 2005

Raymond Eshaghian, President
The Mortgage Store Financial, Inc.
Los Angeles, CA

Dear Raymond:

This letter will serve as my formal notice of resignation and my written notice to terminate my employment contract dated 9/7/05. This resignation will be effective immediately.

My reasons for resigning my position as Executive Vice President have been explained to you in our recent discussions. As I indicated, I would be willing to serve TMS as a consultant preceding and during your transition to a REIT if an arrangement suitable to both parties can be worked out.

I wish you and your team the best as you continue to grow TMS.

Sincerely,

/s/ Scott J. Reading
Scott J. Reading